BUFFALO GOLD LTD.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

September 30, 2007

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NOTICE TO READER

These unaudited consolidated financial statements for the third financial quarter ended September 30, 2007 have not been reviewed by our auditors, Davidson & Company LLP, Chartered Accountants. They have been prepared by Buffalo Gold Ltd.’s management in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years except for the adoption of a new accounting policy as described in note 3. These unaudited consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2006.

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Consolidated Balance Sheets

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	September 30, 2007	December 31, 2006

Assets

Current
Cash and cash equivalents	$ 1,011,301	$ 1,368,597
Receivables	131,836	137,027
Marketable securities (note 4)	1,474,479	18,917,296
Prepaid expenses	72,571	70,438

	2,690,187	20,493,358

Deposits	88,235	87,990
Equipment (note 5)	29,180	35,203
Equity investment (note 6)	5,063,981	-
Exploration properties (note 7)	26,740,556	8,205,245

	$ 34,612,139	$ 28,821,796

Liabilities And Shareholders' Equity

Current
Accounts payable and accrued liabilities (note 11)	$ 737,766	$ 916,136

Amounts due to shareholders	6,272	6,272
Future income taxes	1,614,457	1,857,000

	2,358,495	2,779,408

Shareholders' Equity
Share capital (note 8)
Authorized
Unlimited common shares without par value

Issued
67,435,643 (2006 – 45,784,337) common shares	59,194,004	40,045,572
Share subscriptions received	10,010	-
Contributed surplus	5,797,010	5,990,160
Accumulated other comprehensive loss	(1,166,248)	-
Deficit	(31,581,132)	(19,993,344)

	32,253,644	26,042,388

	$ 34,612,139	$ 28,821,796

Going concern (note 2)

Subsequent events (note 14)

On behalf of the board of directors:

“Doug Turnbull”		“James Stewart”
Doug Turnbull	Director	James Stewart	Director

The accompanying notes are an integral part of these consolidated financial statements.

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Consolidated Statements of Operations

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006

Exploration expenses (note 7)	$1,369,341	$1,730,908	$7,971,044	$4,400,740

Administrative expenses
Amortization	3,312	5,879	10,050	11,386
Consulting fees (note 11)	328,217	183,676	670,946	537,152
Investor relations	71,828	289,890	356,101	527,876
Property evaluation and due diligence	5,519	-	5,519	10,000
Listing, filing and transfer fees	9,115	329	69,162	57,035
Office and miscellaneous	16,443	32,654	49,954	112,920
Professional fees (note 11)	73,704	32,295	236,200	184,340
Rent (note 11)	31,302	10,536	88,063	46,287
Salaries	25,186	35,494	67,358	35,494
Stock-based compensation (note 9)	-	2,668,000	-	3,883,000
Travel and promotion	90,277	96,986	283,981	310,128
	654,903	3,355,739	1,837,334	5,715,618

Loss before other items and income taxes	(2,024,244)	(5,086,647)	(9,808,378)	(10,116,358)

Other Items
Exploration property write-off (note 7)	-	-	(101,589)	(37,001)
Write-down of marketable securities	-	(23,173)	-	(108,111)
Loss on sale of marketable securities	(1,065,960)	-	(1,065,960)	(828,058)
Equity loss in subsidiary	(572,659)	-	(572,659)	-
Recovery of property evaluation costs	-	-	-	53,882
Other income	769	-	1,584	-
Foreign exchange	14,399	(3,221)	(452,916)	(3,271)
Interest income	15,719	9,191	232,047	14,257
Loss before income taxes	(3,631,976)	-	(11,767,871)	(10,196,602)

Income tax recovery	52,509	-	180,083	-

Loss for the period	(3,579,467)	$(5,103,850)	(11,587,788)	$(10,196,602)

Other comprehensive income (loss)
Change in unrealized loss on marketable securities	740,027		(1,166,248)

Comprehensive loss for the period	$(2,839,440)		$(12,754,036)

Loss per share, basic and fully diluted	$(0.05)	$(0.16)	$(0.19)	$(0.36)

Weighted average number of shares outstanding
Basic and fully diluted	67,435,643	32,192,256	60,836,851	28,334,545

The accompanying notes are an integral part of these consolidated financial statements.

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Cash Flows Used In Operating Activities
Loss for the period	$(3,579,467)	$(5,103,850)	$(11,587,788)	$(10,196,602)

Items not involving cash
Stock-based compensation	-	2,668,000	-	3,883,000
Exploration property write-off	-	-	101,589	37,001
Write-down of marketable securities	-	23,173	-	108,111
Unrealized foreign exchange loss (gain)	(5,328)		682,483
Loss (gain) on sale of marketable securities	1,065,960	-	1,065,960	-
Future income taxes	(52,509)	-	(180,083)	-
Equity loss in subsidiary	572,659	-	572,659	-
Amortization	3,312	5,879	10,050	11,386
Changes in non-cash working capital items:
Decrease (increase) in receivables	(42,411)	23,175	2,201	(1,442)
Decrease (increase) in prepaid expenses	(55,489)	(31,052)	(6,273)	(168,042)
Increase (decrease) in accounts payable and accrued liabilities	66,356	(100,732)	(167,652)	456,881

Net cash used in operating activities	(2,026,917)	(2,515,407)	(9,506,854)	(5,869,707)

Cash Flows Provided by Financing Activities
Private placement	-	-	-
Issuance of shares for cash	-	24,277,942	276,709	28,725,454
Stock option exercises	-	-		-
Decrease (increase) in deferred issue costs	-	-	-	-
Share issue costs	-	(1,504,330)	5,072	(1,808,548)
Share subscriptions received	10,010	-	10,010	19,000

Net cash provided by financing activities	10,010	22,773,612	291,791	26,935,906

Cash Flows Provided by (Used in) Investing Activities
Equipment purchases	-	(35,437)	(3,538)	(72,753)
Purchase of marketable securities	-	(774)	(2,652,390)	(319,773)
Sale of marketable securities	741,385	-	17,183,694	-
Purchase of equity investments	-	-	(5,636,640)	-
Acquisition of subsidiary	-	-	(6,105)	(103,528)
Deposit	7,632	-	(1,584)	-
Deferred acquisition costs	-	-	-	(43,175)
Advances to subsidiary before acquisition	-	-	-	(8,357)
Cash acquired on purchase of subsidiaries	-	-	61,827	50,844
Advances to subsidiary before acquisition	-	-	(12,323)	-
Acquisition of exploration properties	-	(100,000)	-	(734,584)

Net cash provided by (used in) investing activities	749,017	(136,211)	8,932,941	(1,231,326)

Effect of exchange rates on cash	(38,794)		(92,824)	-

Change in cash and cash equivalents during period	(1,306,684)	20,121,994	(357,296)	19,834,873

Cash and cash equivalents, beginning of period	2,317,985	3,254,587	1,368,597	3,541,708

Cash and cash equivalents, end of period	$1,011,301	$23,376,581	$1,011,301	$23,376,581

Cash and cash equivalents comprises:
Cash	$1,011,301	$2,478,956	$1,011,301	$2,478,956
Bonds with an original maturity of less than 90 days	-	20,897,625	-	20,897,625
	$1,011,301	$23,376,581	$1,011,301	$23,376,581
Supplemental disclosure with respect to cash flows (note 13)

The accompanying notes are an integral part of these consolidated financial statements.

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Consolidated Statements of Shareholders’ Equity

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Number of shares	Share capital	Share subscriptions received	Contributed surplus	Accumulated other comprehensive loss	Deficit	Total shareholders’ equity

Balance December 31, 2005	22,417,457	$ 8,746,104	$ -	$ 909,000	$ -	$ (6,322,129)	$ 3,332,975

Acquisition of Gold FX	4,000,000	4,820,000	-	-	-	-	4,820,000
Purchase of Hannah 1	50,000	77,145	-	-	-	-	77,145
Purchase of Murphy / Canon	73,592	175,900	-	-	-	-	175,900
Stock option award	-	-	-	3,883,000	-	-	3,883,000
Private placement, April 2006	3,565,000	4,099,750	-	-	-	-	4,099,750
Offering costs – cash	-	(288,647)	-	-	-	-	(288,647)
Offering costs – non-cash	45,000	(284,000)	-	284,000	-	-	-
Private placement, September 2006	11,428,700	22,182,097	-	-	-	-	22,182,097
Offering costs – cash	-	(1,549,817)	-	-	-	-	(1,549,817)
Offering costs – non-cash	-	(1,688,000)	-	1,688,000	-	-	-
Exercise of share purchase warrants – cash	3,925,290	2,542,504	-	-	-	-	2,542,504
Exercise of share purchase warrants – non-cash	-	347,050	-	(347,050)	-	-	-
Exercise of stock options – cash	918,500	438,695	-	-	-	-	438,695
Exercise of stock options – non-cash	-	426,790	-	(426,790)	-	-	-
Net loss for the year	-	-	-	-	-	(13,671,215)	(13,671,215)
Balance, December 31, 2006	46,423,539	40,045,571	-	5,990,160	-	(19,993,344)	26,042,387

Issuance of shares to Longview (note 8)	17,000,000	15,298,000	-	-	-	-	15,298,000
Issuance of shares to Madison (note 8)	3,521,648	3,375,502	-	-	-	-	3,375,502
Share subscriptions received	-	-	10,010		-	-	10,010
Exercise of share purchase warrants – cash	215,456	163,430	-	-	-	-	163,430
Fair value of share purchase warrants	-	82,712	-	(82,712)	-	-	-
Exercise of stock options – cash	275,000	113,279	-	-	-	-	113,279
Fair value of options exercised	-	110,438	-	(110,438)	-	-	-
Share issue costs reimbursement	-	5,072	-	-	-	-	5,072
Comprehensive income (loss)
Unrealized loss on marketable securities	-	-	-	-	(1,166,248)	-	(1,166,248)
Loss for the period	-	-	-	-	-	(11,587,788)	(11,587,788)

Balance, September 30, 2007	67,435,643	$ 59,194,004	$ 10,010	$ 5,797,010	$ (1,166,248)	$ (31,581,132)	$ 32,253,644

The accompanying notes are an integral part of these consolidated financial statements.

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2007

(Unaudited, Prepared by Management)

1.

BASIS OF PRESENTATION

These consolidated financial statements are those of Buffalo Gold Ltd., its wholly-owned subsidiaries Buffalo PNG Ltd., Canon Investments Pty. Ltd., Gold FX Limited (“Gold FX”) and Gold Finance and Exploration Pty. Limited and its 60%-owned subsidiary Madison Enterprises (PNG) Ltd. (“Madison PNG”) collectively, they are referred to as “the Company”.

Buffalo Gold Ltd. is an Alberta Corporation engaged in the acquisition, exploration, management, and development and sale of mineral properties, with the primary aim of developing properties to a stage where they can be exploited for a profit.  To date, the Company has not earned any revenues and is considered to be in the exploration stage.  The Company’s shares are listed on the TSX Venture Exchange and, accordingly, the Company is subject to restrictions on share issuances and certain types of payments as set out in TSX Venture Exchange policies. The Company’s shares are also listed on the Over the Counter market (“OTC”) in the United States and the Frankfurt Stock Exchange in Germany.

The accompanying unaudited consolidated financial statements do not include all information and note disclosures required for an annual set of financial statements under Canadian generally accepted accounting principles (“Canadian GAAP”). In the opinion of management, all adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows as at September 30, 2007 and for all comparative periods presented, have been included.  Interim results for the period ended September 30, 2007 are not necessarily indicative of the results that may be expected for the fiscal year as a whole. These unaudited consolidated financial statements should be read in conjunction with the financial statements and notes for the fiscal year ended December 31, 2006. The accounting principles applied in these interim consolidated financial statements are consistent with those applied in the annual financial statements, except for the adoption of a new accounting policy as described in note 3.

These consolidated financial statements have been prepared in accordance with Canadian GAAP for interim financial information.

2.

GOING CONCERN

These consolidated financial statements have been prepared in accordance with Canadian GAAP and the ongoing assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation.  However, certain conditions exist, which raise substantial doubt about the Company’s ability to continue as a going concern. In particular, the Company has a history of operating losses and while it has working capital of $1,952,421 (December 31, 2006 - $19,577,222), it intends to undertake exploration programs that will require further funds. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

3.

ADOPTION OF ACCOUNTING POLICIES

New Accounting Standards

On January 1, 2007, the Company adopted The Canadian Institute of Chartered Accountants Handbook Section 1530 "Comprehensive Income", Section 3251 "Equity", Section 3855 "Financial Instruments - Recognition and Measurement" and Section 3861 "Financial Instruments - Disclosure and Presentation".

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2007

(Unaudited, Prepared by Management)

3.

ADOPTION OF ACCOUNTING POLICIES (Continued)

Section 1530 establishes standards for reporting and presenting comprehensive income, which is defined as the change in equity from transactions and other events from non-owner sources. Other comprehensive income comprises items recognized in comprehensive income, but excluded from net income calculated in accordance with Canadian GAAP.

Section 3855 establishes standards for measuring and recognizing financial assets and financial liabilities and non-financial derivatives in the balance sheet. Under Section 3855, financial instruments must be classified into one of five categories: held-for-trading, held-to-maturity, loans and receivables, available-for-sale financial assets or other financial liabilities. All financial instruments, including derivatives, are measured at fair value except for loans and receivables, held to maturity investments and other financial liabilities which are measured at amortized cost. Subsequent measurement and changes in fair value will depend on their initial classification, as follows: held-for-trading financial instruments are measured at fair value and changes in fair value are recognized in net earnings; available-for-sale financial instruments are measured at fair value with changes in fair value recorded in other comprehensive income until the investment is sold or impaired at which time the amounts would be recorded in net earnings; non-financial derivatives are measured at fair value with changes in fair value recorded in net earnings unless cash flow hedge accounting is applied, in which cash changes in fair value are recorded in other comprehensive income.

Section 3861 establishes standards for presentation of financial instruments and non-financial derivatives, and identifies the information that should be disclosed about them.

Upon adoption of these new standards, the Company classified its cash and cash equivalents and deposits as held-for-trading, which are measured at fair value; accounts receivable and sundry receivables as loans and receivables, which are measured at amortized cost and marketable securities as “available for sale”, which are measured at fair value; accounts payable, accrued liabilities and amounts due to shareholders are classified as other financial liabilities, which are measured at amortized cost. As required, prior periods have not been revised. Adoption of these new standards did not have a material effect on the Company’s financial position at January 1, 2007.

Investment in Kinbauri Gold Corp.

Effective June 29, 2007, the Company acquired a 25.8% interest in Kinbauri Gold Corp. (“Kinbauri”) (note 7). The Company is able to exert significant influence over, but does not control, Kinbauri.  Accordingly, the Company accounts for its investment on the equity basis under which the investment is initially recorded at cost and the carrying value is adjusted to include the Company's pro rata share of post-acquisition earnings or loss of the investee. The amount of the adjustment is included in the determination of net loss by the Company. The investment account of the Company is also increased or decreased to reflect the Company's share of capital transactions and changes in accounting policies and corrections of errors relating to prior period financial statements applicable to post-acquisition periods. Profit distributions received or receivable from an investee reduce the carrying value of the investment.

Madison Enterprises (PNG) Ltd.

The Company has not recorded any minority interest in its 60% ownership of Madison PNG (see note 8) as this ownership percentage represents only the profit sharing and working interest and the minority partner is not responsible for any of the associated costs. As at September 30, 2007 Madison PNG was still in the exploration stage and had not generated any revenue.

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2007

(Unaudited, Prepared by Management)

4.

MARKETABLE SECURITIES

At September 30, 2007, the Company held the following available-for-sale securities:

		Cost	Carrying Value
Madison Minerals Inc.	Common shares	$ 1,405,144	$ 501,840
Solomon Gold plc	Common shares	318,999	73,279
Eldore Mining Corporation	Common shares	93,350	94,837
AMI Resources Inc.	Common shares	670,782	462,560
Gold Aura	Common shares	390,628	341,963
		$ 2,878,903	$ 1,474,479

At December 31, 2006, the Company held the following marketable securities:

		Cost	Market Value	Carrying Value
Madison Minerals Inc.	Common shares	$ 1,835,899	$ 1,585,220	$ 1,585,220
Solomon Gold plc	Common shares	318,989	178,027	178,027
Crescent Gold Limited	Common shares	26,835	25,465	25,465
General Electric	Bond	6,717,467	7,086,272	7,086,272
Bank of Montreal	Bond	9,525,167	10,042,312	10,042,312
		$ 18,424,357	$ 18,917,296	$ 18,917,296

The carrying value of the bonds at December 31, 2006 includes accrued interest of $198,139 and unrealized foreign exchange gain of $687,811.

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2007

(Unaudited, Prepared by Management)

5.

EQUIPMENT

	September 30, 2007			December 31, 2006
	Cost	Accumulated Amortization	Net Book Value	Net Book Value

Computer equipment	$ 21,095	$ 9,074	$ 12,021	$ 13,390
Computer software	29,580	20,131	9,449	14,578
Radio	622	301	321	414
Other equipment	8,857	2,870	5,987	6,821
Furniture and fixtures	1,502	100	1,402	-
	$ 61,656	$ 2,476	$ 29,180	$ 35,203

6.

EQUITY INVESTMENT

In March and April 2007, the Company subscribed for 11,000,000 subscription receipts convertible into units of Kinbauri at $0.50 per unit for total consideration of $5,500,000. The funds were held in escrow pending receipt of TSX Venture Exchange approval of the acquisition by Kinbauri of certain mines and exploration properties. Following that approval, the subscription receipts converted to units at that date, with each unit consisting of one common share and one-half common share purchase warrant, with each whole warrant exercisable into one common share at $0.70 per share for 18 months. The warrants did not have any intrinsic value at the date the subscription receipts converted. The Company acquired 186,000 common shares of Kinbauri at a cost of $136,640 in the stock market.

At September 30, 2007 Company held 25.8% of the issued common shares of Kinbauri. The Company’s equity in the loss of Kinbauri for the three months ended September 30, 2007 was $572,659.

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2007

(Unaudited, Prepared by Management)

7.

EXPLORATION PROPERTIES

The changes in the cost of the Company’s exploration properties were:

	Papua New Guinea	Australia			Total
	Mt. Kare	Gold FX Properties	Murphy Ridge	Hannah 1

Balance, December 31, 2006	$ 895,973	$ 6,944,283	$ 263,400	$ 101,589	$ 8,205,245

Option payment	15,298,000	-	-	-	15,298,000
Acquisition	3,332,795	-	-	-	3,332,795
Legal costs of purchase	6,105	-	-	-	6,105
Write off	-	-	-	(101,589)	(101,589)
Balance, September 30, 2007	$19,532,873	$ 6,944,283	$ 263,400	$ -	$ 26,740,556

The Company incurred exploration expenses as follows in the nine months ended September 30, 2007:

	Mt. Kare	Corridors	Murphy Ridge	Hannah 1	Maureen	Other Australia	Total
Drilling	$ 1,969,139	$ 86,042	$ -	$ -	$ -	$ 9,044	$ 2,064,225
Geological	1,017,526	47,112	15,786	-	3,100	37,002	1,120,526
Communications	180,484	-	-	-	-	-	180,484
Helicopter	2,125,759	-	-	-	-	-	2,125,759
Salaries	429,003	-	-	-	-	-	429,003
Fuel	293,377	-	-	-	-	-	293,377
Land use permits	-	36,900	15,490	-	152,477	27,666	232,533
Accommodation and meals	244,237	-	-	-	-	-	244,237
Automotive	291,895	-	-	-	-	-	291,895
Legal fees	118,167	-	-	-	-	-	118,167
Travel	140,094	-	-	-	-	-	140,094
Consulting	436,091	-	6,376	-	1,958	68,490	512,915
General	217,829	-	-	-	-	-	217,829
	$ 7,463,601	$170,054	$ 37,652	$ -	$ 157,535	$ 142,202	$ 7,971,044

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2007

(Unaudited, Prepared by Management)

7.

EXPLORATION PROPERTIES (Continued)

The Company incurred exploration expenses as follows in the nine months ended September 30, 2006:

	Mt. Kare	Gold FX	Red Property	Hannah 1	Total

Drilling	$ 898,812	$ 29,603	$ -	$ 48,768	$ 977,183
Geological	250,473	8,277	8,316	5,472	272,538
Communications	73,363	-	-	-	73,363
Helicopter	1,201,273	-	-	-	1,201,273
Salaries	106,757	-	-	-	106,757
Fuel	324,378	-	-	-	324,378
Land use permits	-	93,247	-	-	93,247
Accommodation and meals	172,013	-	-	-	172,013
Automotive	165,866	-	-	-	165,866
Legal fees	69,089	-	-	-	69,089
Travel	105,607	-	-	-	105,607
Consulting	574,047	43,205	-	-	617,252
Equipment	-	-	-	-	-
General	212,613	9,561	-	-	222,174

	$ 4,154,291	$ 183,893	$ 8,316	$ 54,240	$ 4,400,740

Mt. Kare

In March 2007, the Company issued 17,000,000 common shares to Longview Capital Partners Limited (“Longview”) further to its agreement with Longview and Madison Minerals Inc. (“Madison”).

In June 2007 Buffalo, Longview and Madison amended the basis on which Buffalo could acquire various interests in the Mt. Kare property. As a result, the Company acquired a 60% interest in Madison PNG (which owns a 90% interest in the Mt. Kare Property) by making a payment of $500,000 (settled through the issuance of 521,648 common shares) and issuing a further 3,000,000 common shares. The value of the common shares was $3,375,502. The Company allocated the purchase price as follows:

Cash	$ 57,786
Exploration property	3,332,794
Accounts payable	(2,755)
Due to Buffalo Gold Ltd.	(12,323)
Purchase price	$ 3,375,502

The Company may increase its interest to 75% by completing a bankable feasibility study within four years of signing a definitive agreement. The Company is entitled to a one-year extension if it actively carries out exploration work at Mt. Kare and works towards the bankable feasibility study, spending at least $500,000 in each year of the four-year period. After the Company has earned a 75% interest, it may acquire the remaining 25% at fair market value.

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2007

(Unaudited, Prepared by Management)

7.

Exploration Properties (Continued)

Australian Uranium Properties

In August 2007, the Company entered into an agreement to transfer all of its Australian uranium assets to Bondi Mining Ltd. (“Bondi”) in exchange for a 44% stake in that company. Under the terms of the arrangement, Bondi acquires 100% of the Company’s Australian uranium portfolio, in the Northern Territory and Queensland. At September 30, 2007, the net book value of the Company’s Australian uranium properties was $3,086,348. In consideration for acquisition of the portfolio, Bondi Mining will issue 25,000,000 fully paid ordinary shares to the Company along with options to subscribe for 5,000,000 ordinary shares at $0.60 per share with an exercise period expiring in August 2009. This transaction closed on November 16, 2007 (note 14).

8.

SHARE CAPITAL

Share issuances:

(a)

In March 2007, the Company issued 17,000,000 common shares to Longview as consideration in respect of the Mt. Kare Property (note 7). The shares had a value of US$1.40 per share, being the closing price on the date of issue, for an aggregate value of $15,298,000.

(b)

In June 2007, the Company issued 3,521,648 common shares to Madison as consideration in respect of the Mt. Kare Property (note 7). The shares had a value of US$0.96 per share, for an aggregate value of $3,375,502.

(c)

In the nine months ended September 30, 2007, the Company generated $113,279 from the exercise of 275,000 stock options exercisable at between US$0.35 and US$0.45 per share. The Company received a further $10,010 in respect of the exercise of stock options, but the shares were not issued until after September 30, 2007.

(d)

In the nine months ended September 30, 2007, the Company generated $163,430 from the exercise of 215,456 share purchase warrants at prices between US$0.50 per share and US$1.25 per share.

The 17,000,000 common shares issued to Longview are subject to escrow and will be released from escrow over 18 months commencing June 28, 2007.

Date	Number of Shares
June 28, 2007 (released)	4,250,000
December 28, 2007	4,250,000
June 28, 2008	4,250,000
December 28, 2008	4,250,000
17,000,000

Page - 13 –

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2007

(Unaudited, Prepared by Management)

9.

STOCK OPTIONS

The Company has an incentive stock option plan (the “Plan”) to grant options to directors, officers, employees and consultants of the Company.  The maximum number of shares reserved for issuance under the Plan may not exceed 10% of the issued share capital of the Company.  Under the Plan, the exercise price of each option may not be less than the market price of the Company’s shares at the date of grant.  Options granted under the Plan have a term not to exceed five years.

The change in stock options outstanding is as follows:

	September 30, 2007		September 30, 2006
	Stock Options Outstanding	Weighted Average Exercise Price	Stock Options Outstanding	Weighted Average Exercise Price

At January 1	3,698,500	US$1.14	1,737,000	US$0.43

Granted	-	-	2,855,000	US$1.49
Exercised	(275,000)	US$0.35	(593,500)	US$0.42
Expired or forfeited	-	-	-	-
Balance, at September 30	3,423,500	US$1.20	3,998,500	US$1.18

Stock-based compensation

In the nine months ended September 30, 2007, the Company did not award options to purchase common shares (2006 – 2,855,000) and recorded stock-based compensation expense of $nil (2006 - $3,884,000). The weighted average fair value of each option granted for the nine months ended September 30, 2007 was $nil (2006 - $1.52). The following weighted average assumptions were used for the Black-Scholes option-pricing model used to value stock options granted in 2006:

2006
Risk-free interest rate	4.1%
Expected life of options	3.9 years
Annualized volatility	143%
Dividend rate	0%

Page - 14 –

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2007

(Unaudited, Prepared by Management)

9.

STOCK OPTIONS (Continued)

A summary of stock options outstanding at September 30, 2007 is as follows:

	Outstanding Options			Exercisable Options
Exercise Price	Number	Weighted Average Remaining Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

US$0.35 - US$0.70	843,500	2.45 years	US$ 0.39	843,500	US$ 0.39
US$0.71 - US$1.50	1,390,000	3.07 years	US$ 0.94	1,390,000	US$ 0.94
US$1.51 - US$2.08	1,190,000	3.99 years	US$ 2.08	1,190,000	US$ 2.08

	3,423,500	3.04 years	US$ 1.20	3,423,500	US$ 1.20

10.

WARRANTS

At September 30, 2007, the following stock purchase warrants were outstanding:

Number of Financing Warrants	Number of Broker Warrants	Exercise Price	Expiry Date

1,748,250	47,375	US$0.50	December 7, 2007
1,552,500	159,584	US$1.25	April 3, 2008
-	1,137,870	US$2.10	September 25, 2008
5,714,350	-	US$2.25	September 25, 2008
9,015,100	1,344,829

Page - 15 –

_______________________________________________________________________________________________________________________________________________________

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2007

(Unaudited, Prepared by Management)

10.

Warrants (Continued)

The change in share purchase warrants outstanding is as follows:

	Financing Warrants		Broker Warrants
	Warrants Outstanding	Weighted Average Exercise Price	Warrants Outstanding		Weighted Average Exercise Price

At January 1, 2007	9,177,600	US$ 1.72	1,397,786	-	US$ 1.90
Issued	-	-	-	-	-
Expired	-	-	-	-	-
Exercised	(162,500)	US$ 0.56	(52,957)	-	US$ 0.94
At September 30, 2007	9,015,100	US$ 1.74	1,344,829	-	US$ 1.94

11.

RELATED PARTY TRANSACTIONS

The Company incurred the following expenses with consulting and legal firms controlled by directors, and officers:

	Three Months Ended September 30	Nine Months Ended September 30
	2007	2006	2007	2006

Consulting fees	$ 108,249	$ 72,000	$ 426,247	$ 135,250
Professional fees	30,000	30,000	90,000	85,000
Exploration costs	123,571	-	216,635	-
Administration fees	-	11,379	-	16,973
Investor relations fees	38,888	37,500	116,456	37,500
Rent	10,800	10,800	32,400	12,975

	$ 331,508	$ 161,679	$ 881,738	$ 287,698

Page - 16 –

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2007

(Unaudited, Prepared by Management)

11.

RELATED PARTY TRANSACTIONS (Continued)

During the nine months ended September 30, 2007, the Company made option payments in respect of the Mt. Kare property of (1) $nil (2006 - $150,000) to Longview, which is controlled by an officer and director of the Company and (2) of $3,375,502 (2006 - $450,000) to Madison, which has a director in common with the Company. During the nine months ended September 30, 2007, the Company also issued 17,000,000 common shares to Longview with a value of $15,298,000 in respect of Mt. Kare (notes 7 and 8).

In January 2007, the Company acquired 1,700,000 common shares of Madison at a cost of $1,445,000 from Longview Capital Partners Incorporated, which has a director and officer in common with the Company.

Included in accounts payable at September 30, 2007 is $162,500 (December 31, 2006 - $277,402) due to officers, directors and consulting companies and a law firm in which officers or directors hold an interest.

Except for the purchase of the common shares of Madison Minerals Inc., these transactions were in the normal course of operations. These transactions were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.

12.

RECLASSIFICATION

Certain 2006 comparative figures have been reclassified to conform to the financial statement presentation adopted in 2007.

13.

SUPPLEMENTAL CASH FLOW INFORMATION WITH RESPECT TO CASH FLOWS

The Company did not incur any cash expenditures in respect of interest paid or income taxes in the nine-month periods ended September 30, 2007 or September 30, 2006.

The significant non-cash transactions for the nine months ended September 30, 2007 consisted of the Company:

a)

issuing 17,000,000 common shares with a value of $15,298,000 in connection with the purchase of an interest in Madison PNG and the Mt. Kare Property (notes 7 and 8);

b)

issuing 3,521,648 common shares with a value of $3,375,502 in connection with the purchase an interest in Madison PNG and the Mt. Kare Property (notes 7 and 8);

The significant non-cash transactions for the nine months ended September 30, 2006 consisted of the Company:

a)

issuing 4,000,000 common shares with a value of $4,820,000 in connection with the purchase of Gold FX; and

b)

issuing 45,000 units at a value of $52,515 as a corporate finance fee and 356,500 broker warrants at a value of $284,000 as part of a private placement.

Page - 17 –

_______________________________________________________________________________________________________________________________________________________

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

For the Nine Months Ended September 30, 2007

(Unaudited, Prepared by Management)

14.

SUBSEQUENT EVENTS

(a)

On October 26, 2007, the Company and Sargold Resource Corporation ("Sargold") merged and all outstanding securities of Sargold were exchanged for corresponding securities of Buffalo. Under the terms of the transaction, holders of Sargold securities received one common share, common share purchase warrant or option of Buffalo in exchange for each 3.5 Sargold common shares, common share purchase warrants or options which they held immediately prior October 26, 2007.

In conjunction with the merger, the Company issued, or will issue, 21,597,976 common shares; 1,638,762 stock options; and 6,492,858 share purchase warrants. The transaction will be accounted for using the purchase method, but the Company has not yet determined the final purchase price. Over the coming months the Company will finalize the quantum and allocation of the purchase price based on independent appraisals, discounted cash flows, quoted market prices and management estimates.

(b)

On November 1, 2007, the Company sold the Lodestone Mountain property, which was owned by Sargold, for one dollar.

(c)

On November 16, 2007, the Company completed the sale of its uranium assets to Bondi. See note 7 for further particulars.

(d)

In November 2007, the Company borrowed $150,000 from Kyoto Planet Group Inc. and $450,000 from Longview Capital Partners Incorporated, both companies with a director in common with Buffalo. The loans are due on demand and bear interest at 8% per year.

Page - 18 –

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